Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2021 THIRD QUARTER RESULTS

–Record third quarter revenue of $282.4 million, net income of $29.1 million and Adjusted EBITDA of $73.4 million
–All casino and distributed gaming operations generated revenue growth and margin expansion
–Repaid over $50 million of debt in the quarter; increased revolver availability to $240 million and extended maturity

LAS VEGAS – November 3, 2021 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the third quarter ended September 30, 2021.
Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Our third quarter results demonstrated sustained growth and margin expansion for our casinos and distributed gaming segments compared to the third quarter of 2020 as well as comparable pre-pandemic quarterly periods. The strong performance across all of our operations, despite occupancy at The STRAT and our Laughlin properties still not having fully recovered to 2019 levels, is an encouraging indicator for our future performance.
“We continued to focus on reducing leverage during the third quarter as we repaid over $50 million of our outstanding debt obligations, and we remain committed to further debt reductions over the coming quarters. Subsequent to the quarter end, we increased our revolver availability to $240 million and extended its maturity. Given our significant available liquidity and current valuation, we view using our existing $50 million share buyback authorization as an attractive means to begin returning capital to shareholders. In addition to using our buyback availability, we will also continue to evaluate potential dividends and other opportunities to create shareholder value in the future.”
Consolidated Results
The Company reported 2021 third quarter revenues of $282.4 million compared to $205.4 million for the third quarter of 2020. Net income for the third quarter of 2021 was $29.1 million, or $0.91 per fully diluted share, compared to a net loss of $7.0 million, or a loss of ($0.25) per share, for the third quarter of 2020. Adjusted EBITDA was $73.4 million for the third quarter of 2021 compared to Adjusted EBITDA of $45.9 million for the third quarter of 2020.
Casinos
Casino revenues were $164.1 million for the third quarter of 2021 compared to $135.3 million for the third quarter of 2020. Casino Adjusted EBITDA was $65.0 million compared to $50.8 million for the third quarter of 2020. Total Casino Adjusted EBITDA margin was 40% for the third quarter of 2021.
Distributed Gaming
Distributed Gaming revenues for the third quarter of 2021 were $117.9 million compared to $69.9 million in the third quarter of 2020. Distributed Gaming Adjusted EBITDA was $21.2 million compared to $4.9 million for the third quarter of 2020. Total Distributed Gaming Adjusted EBITDA margin was 18% for the third quarter of 2021.

Debt and Liquidity
Golden Entertainment paid down $50 million of its term loan in the third quarter and as of September 30, 2021, total principal amount of debt was approximately $1.0 billion, consisting primarily of $675 million in term loan borrowings outstanding under the Company’s existing credit facility and $375 million of senior unsecured notes. There are no outstanding borrowings under the Company’s recently increased $240 million revolving credit facility. The Company also extended the maturity date on the revolving credit facility from October 20, 2022 to April 20, 2024. As of September 30, 2021, the Company had cash and cash equivalents of $219.3 million.
Investor Conference Call and Webcast
The Company will host a webcast and conference call today, November 3, 2021, at 5:00 p.m. Eastern Time, to discuss the third quarter 2021 results. The conference call may be accessed live over the phone by dialing (844) 465-3054 or for international callers by dialing (480) 685-5227. A replay will be available beginning at 8:00 p.m. Eastern Time today and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 1722269. The replay will be available until November 6, 2021. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation: statements regarding: the Company’s strategies, objectives and business opportunities; anticipated future growth and trends in the Company’s business or key markets; projections of future financial condition, operating results, income, capital expenditures, costs or other financial items, including anticipated future cash generation and resulting ability to continue to reduce leverage and to return capital to shareholders; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of its casino and other acquisitions; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, which measure the Company believes is appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA provides useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company.
The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below.
The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of goodwill and intangible assets, severance expenses, preopening and related expenses, gain or loss on disposal of assets, share-based compensation expenses, change in non-cash lease expense, change in fair value of derivative, and other non-cash charges. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation. The Company defines “Preopening and related expenses” as labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of tavern and casino locations.
About Golden Entertainment, Inc.
Golden Entertainment owns and operates gaming properties across two divisions – casino operations and distributed gaming. Golden Entertainment operates over 16,900 slots, 120 table games, and 6,200 hotel rooms. Golden Entertainment owns ten casino resorts – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at nearly 1,100 locations and owns over 60 traditional taverns in Nevada. Golden Entertainment is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

Golden Entertainment, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Gaming	$193,167	$145,521	$575,124	$329,413
Food and beverage	44,271	28,685	123,013	80,400
Rooms	31,566	22,505	80,213	54,097
Other	13,418	8,685	36,235	24,617
Total revenues	282,422	205,396	814,585	488,527
Expenses
Gaming	106,301	76,128	309,478	189,471
Food and beverage	32,182	22,654	85,256	67,280
Rooms	13,220	11,111	35,213	29,652
Other operating	4,635	2,748	10,430	9,279
Selling, general and administrative	54,457	52,156	161,333	135,657
Depreciation and amortization	26,474	31,551	80,342	94,637
Loss on disposal of assets	(72)	(474)	747	817
Preopening expenses	3	73	232	187
Impairment of goodwill and intangible assets	—	—	—	27,872
Total expenses	237,200	195,947	683,031	554,852
Operating income (loss)	45,222	9,449	131,554	(66,325)
Non-operating income (expense)
Other non-operating income	—	—	60,000	—
Interest expense, net	(15,535)	(16,422)	(47,752)	(51,575)
Loss on debt extinguishment and modification	(759)	—	(759)	—
Change in fair value of derivative	—	—	—	(1)
Total non-operating income (expense), net	(16,294)	(16,422)	11,489	(51,576)
Income (loss) before income tax benefit (provision)	28,928	(6,973)	143,043	(117,901)
Income tax benefit (provision)	123	17	(366)	(241)
Net income (loss)	$29,051	$(6,956)	$142,677	$(118,142)

Weighted-average common shares outstanding
Basic	28,950	28,130	28,599	28,045
Dilutive impact of stock options and restricted stock units	2,904	—	2,938	—
Diluted	31,854	28,130	31,537	28,045
Net income (loss) per share
Basic	$1.00	$(0.25)	$4.99	$(4.21)
Diluted	$0.91	$(0.25)	$4.52	$(4.21)

Golden Entertainment, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Casinos
Nevada	$142,485	$114,842	$405,369	$266,046
Maryland	21,640	20,472	58,980	36,670
Casinos revenues	164,125	135,314	464,349	302,716
Distributed Gaming
Nevada	92,773	48,024	272,181	133,701
Montana	25,162	21,879	77,066	51,525
Distributed Gaming revenues	117,935	69,903	349,247	185,226
Corporate and Other	362	179	989	585
Total revenues	$282,422	$205,396	$814,585	$488,527

Net income (loss)	$29,051	$(6,956)	$142,677	$(118,142)
Adjustments
Other non-operating income	—	—	(60,000)	—
Depreciation and amortization	26,474	31,551	80,342	94,637
Change in non-cash lease expense	(143)	425	517	756
Share-based compensation	3,089	3,520	8,762	7,522
(Gain) loss on disposal of assets	(72)	(474)	747	817
Loss on debt extinguishment and modification	759	—	759	—
Preopening and related expenses	3	73	232	412
Severance expenses	193	24	193	3,367
Impairment of goodwill and intangible assets	—	—	—	27,872
Other, net	(1,338)	1,286	1,591	1,760
Interest expense, net	15,535	16,422	47,752	51,575
Change in fair value of derivative	—	—	—	1
Income tax (benefit) provision	(123)	(17)	366	241
Total Adjusted EBITDA	$73,428	$45,854	$223,938	$70,818

Adjusted EBITDA
Casinos
Nevada	$57,299	$42,645	$173,717	$73,916
Maryland	7,669	8,114	20,831	10,699
Casinos Adjusted EBITDA	64,968	50,759	194,548	84,615
Distributed Gaming
Nevada	17,872	2,276	56,494	7,079
Montana	3,286	2,591	10,457	5,838
Distributed Gaming Adjusted EBITDA	21,158	4,867	66,951	12,917
Corporate and Other	(12,698)	(9,772)	(37,561)	(26,714)
Total Adjusted EBITDA	$73,428	$45,854	$223,938	$70,818

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